Exhibit 4.1

AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT

This AMENDMENT NO. 2 (THE “AMENDMENT”) TO THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of GRAYSCALE SUI STAKING ETF is made and entered into as of the 6th day of August, 2026, by and among GRAYSCALE INVESTMENTS SPONSORS, LLC, a Delaware limited liability company, CSC DELAWARE TRUST COMPANY, a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

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RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Second Amended and Restated Declaration of Trust and Trust Agreement dated as of December 16, 2025, as amended by Amendment No. 1 dated as of February 17, 2026, as may be further amended from time to time (the “Trust Agreement”);

WHEREAS, Section 10.1 of the Trust Agreement provides that the Sponsor may amend the Trust Agreement without the consent of the Shareholders, subject to certain exceptions; and

WHEREAS, the Sponsor desires, pursuant to Section 10.1(a)(i) of the Trust Agreement, to amend and restate certain sections of the Trust Agreement as set forth herein.

NOW, THEREFORE, pursuant to Section 10.1(a)(i) of the Trust Agreement, the Trustee and the Sponsor hereby amend the Trust Agreement as set forth below.

ARTICLE I AMENDMENTS

SECTION 1.1 Amendments.

(a)
Section 1.1 of the Trust Agreement is hereby amended as follows to revise certain definitions therein (with strikethrough representing deletions and double underlining representing additions):

“IR Virtual Currency” means any virtual currency or other asset or right acquired by the Trust through the exercise (subject to Section 1.5~~(b)~~(c) and Section 6.4~~(p)~~) of any Incidental Right.

“Staking” means (i) using, or permitting to be used, ~~indirectly~~ through the Custodian (including, for the avoidance of doubt, through the Custodian’s delegation of rights,

Exhibit 4.1

on the Trust’s behalf, to a vetted third party unrelated to the Trust or the Sponsor (each, a “Staking Provider”) with respect to any portion of the Trust’s SUI, by making any portion of the Trust’s SUI available to such third party or by entering into any similar arrangement with such third party), any portion of the Trust’s SUI in a permissionless proof-of-stake protocol in a manner that (x) permits the Trust to retain ownership of its SUI at all times for U.S. federal income tax purposes, (y) protects and conserves the Trust Estate by mitigating the risk that another party or group could control a majority of the SUI staked to the SUI Network and engage in transactions that could reduce the value of the Trust Estate and (z) is consistent with the requirements set forth in Section 6.02(6) and Section 6.02(7) of IRS Revenue Procedure 2025-31, (ii) accepting only Native Staking Consideration and treating all such Native Staking Consideration consistently, and (iii) any financing arrangement or other mechanism utilized by the Sponsor, on behalf of the Trust, in connection with Redemption Orders to manage SUI liquidity constraints arising from activities described in the preceding clauses (each, a “Liquidity Management Solution”). For the avoidance of doubt, (i) the mere act of transferring units of virtual currency on a peer-to-peer virtual currency network that utilizes a proof-of-stake protocol shall not be considered to be “Staking” and (ii) “Staking” shall include any related activity contemplated by a Tax Ruling, an opinion or Tax Guidance, in each case, described in the definition of Staking Condition (and, in the case of a Tax Ruling, that is described in the private letter ruling request (as supplemented from time to time) submitted to the U.S. Internal Revenue Service in connection therewith).

(b) Section 1.5 of the Trust Agreement is hereby amended as follows (with strikethrough representing deletions and double underlining representing additions):

SECTION 1.5 Purposes and Powers.

(a)
The purposes of the Trust shall be to (i) accept SUI for subscriptions of Shares in accordance with Article III hereof or accept cash (to be used to purchase SUI) for subscriptions of Shares in accordance with Section 13.13 hereof, to hold (x) SUI, (y) Incidental Rights and (z) if permissible under Section 1.5~~(c)~~ and  Section 6.4, IR Virtual Currency, to distribute SUI (or cash from the sale of SUI) upon redemptions of Shares in accordance with Article V hereof (if authorized in accordance with Section 5.1 hereof) (it being understood that the Trust shall not create or redeem Shares at any time that it holds Incidental Rights, IR Virtual Currency or cash from the sale of SUI, Incidental Rights or IR Virtual Currency), (ii) paying Additional Trust Expenses, the Sponsor’s Fee and the Sponsor’s Staking Fee, (iii) selling SUI for cash (x) to pay Additional Trust Expenses, the Sponsor’s Fee and the Sponsor’s Staking Fee in accordance with Section 6.8 hereof, (y) to make cash redemptions of Shares (if authorized in accordance with Section 5.1 hereof) or (z) in connection with the Trust’s liquidation, (iv) engage in any form of Staking, but only if (and, then, only to the extent that) the Staking Condition has been satisfied with respect thereto, and (v) to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing. For the avoidance of doubt, such activities include any lawful action necessary or desirable in connection with Staking (provided that the Staking Condition has been met with respect thereto) or the Trust’s ownership of Incidental Rights, including the acquisition of IR Virtual Currency, except if such action would be prohibited by Section 1.5(c) or any other provision of this Trust Agreement. The Trust shall not engage in any business activity

Exhibit 4.1

and shall not acquire or own any assets other than (i) SUI, (ii) Incidental Rights, (iii) if permissible under Section 1.5~~(c)~~ and Section 6.4, (x) IR Virtual Currency or (y) assets incident to Staking, and (iv) cash from the sale of any of the foregoing or take any of the actions set forth in Section 6.4. The Trust shall have all of the powers specified in Section 3.1 hereof as powers which may be exercised by a Sponsor on behalf of the Trust under this Trust Agreement.
(b)
If the Staking Condition has been satisfied with respect to a particular form of Staking, the Trust shall (A) engage in Staking with respect to all of the Trust’s SUI at all times, except (i) as necessary to pay the Sponsor’s Fee and the Sponsor’s Staking Fee, (ii) as necessary to pay any Additional Trust Expenses, (iii) as necessary to satisfy existing and reasonably foreseen potential redemption requests (assuming the Trust is then permitted to operate an ongoing redemption program) as determined by the Sponsor, (iv) as necessary to reduce the SUI obtained by the Trust as Native Staking Consideration to cash for distribution at regular intervals, (v) as necessary to reduce the SUI obtained by the Trust as Native Staking Consideration to cash in connection with the Trust’s liquidation, (vi) as necessary to take protective actions in respect of vulnerabilities in the source code or cryptography underlying the Sui Network and/or its proof-of-stake protocol, its staking smart contracts or its validator client software, (vii) if the Custodian discontinues its arrangements with the Trust and such discontinuance affects the Trust’s SUI, for so long as is reasonably necessary to re-establish those arrangements or to establish similar arrangements with other parties, (viii) if the Custodian discontinues its arrangements with the Staking Provider and such discontinuance affects the Trust’s SUI, for so long as is reasonably necessary to re-establish those arrangements or to establish similar arrangements with other parties (ix) in the event of a change in applicable law or regulation, (x) during any Uplisted Period, as necessary to maintain a “liquidity reserve” within the meaning of Section 6.02(9) of IRS Revenue Procedure 2025-31, (xi) during any Uplisted Period, as necessary pursuant to a “contingent liquidity arrangement” within the meaning of Section 6.02~~(9)~~(12) of IRS Revenue Procedure 2025-31 or (xii) in accordance with any other exception that is expressly contemplated by an opinion, a ruling or Tax Guidance that satisfies the Staking Condition and (B) reduce the Native Staking Consideration held by the Trust to cash no less often than quarterly and promptly distribute the cash proceeds, net of any Trust expenses not assumed by the Sponsor, to the Shareholders in accordance with Section 3.7. During the portion of any Uplisted Period during which the Staking Condition has been satisfied with respect to a particular form of Staking, the Trust shall (i) establish written liquidity policies and procedures that comply with the rules of the national securities exchange on which the Trust’s Shares are listed and traded (a “Staking Policy”), (ii) comply fully with ~~all~~ the regulations and rules of the SEC, including the requirements set forth in the SEC’s “Statement on Certain Staking Activities” issued on May 29, 2025, (iii) maintain any “liquidity reserve” in respect of the Trust’s SUI in compliance with the Trust’s Staking Policy and in a manner that is consistent with the requirements set forth in Section 6.02(9) of IRS Revenue Procedure 2025-31 and ~~(ix)~~(iv) enter into “contingent liquidity arrangements” only if in compliance with the Trust’s Staking Policy and in a manner that is consistent with the requirements set forth in Section 6.02(12) of IRS Revenue Procedure 2025-31.
(c)
Subject to the provisions of this Section 1.5(c), the Trust shall not take any action that could cause the Trust to be treated other than as a grantor trust for U.S.

Exhibit 4.1

federal income tax purposes. Without limiting the generality of the foregoing, no other provision in this Trust Agreement (including, for the avoidance of doubt, Section 1.5(a)) shall be construed to give the Trustee or the Sponsor the power to vary the investment of the Shareholders within the meaning of Section 301.7701-4(c) or similar provisions of the Treasury Regulations, nor shall the Trustee or the Sponsor take any action that would vary the investment of the Shareholders. Notwithstanding the foregoing, by the purchase and acceptance or other lawful delivery, acceptance or holding of the Shares, the Shareholders shall be deemed to have acknowledged and agreed that any form of Staking for which the Staking Condition has been satisfied shall be permitted under this Section 1.5 and Section 6.4(p).

(c) Section 8.4 of the Trust Agreement is hereby amended as follows (with strikethrough representing deletions and double underlining representing additions):

SECTION 8.4 Calculation of NAV. The Sponsor or its delegate shall calculate and publish the Trust’s NAV on each Business Day as of 4:00 p.m., New York time, or as soon as practicable thereafter. In order to calculate the NAV, the Sponsor shall:

1. Determine the Reference Rate Price as of such Business Day;

2. Multiply the Reference Rate Price by the Trust’s aggregate number of SUI owned by the Trust as of 4:00 p.m., New York time, on the immediately preceding day, less the aggregate number of SUI payable as (i) the accrued and unpaid Sponsor’s Fee and (ii) the accrued and unpaid Sponsor’s Staking Fee, in each case as of 4:00 p.m., New York time, on the immediately preceding day;

3. Add the U.S. Dollar value of SUI, calculated using the Reference Rate Price, receivable under pending Creation Orders, if any, determined by multiplying the number of the Creation Baskets represented by such Creation Orders by the Basket Amount and then multiplying such product by the Reference Rate Price;

4. Subtract the U.S. Dollar amount of accrued and unpaid Additional Trust Expenses, if any;

5. Subtract the U.S. Dollar value of the SUI, calculated using the Reference Rate Price, which are either (i) to be distributed under pending Redemption Orders, if any, determined by multiplying the number of Redemption Baskets represented by such Redemption Orders by the Basket Amount and then multiplying such product by the Reference Rate Price, (ii) to be distributed to Shareholders pursuant to a binding obligation of the Trust following the declaration of an in-kind dividend (including through interests in any liquidating trust or other vehicle formed to hold such SUI) (the amount derived from steps 1 through 5 above, the “NAV Fee Basis Amount”);

6. Subtract the U.S. Dollar amount of the Sponsor’s Fee that accrues for such Business Day, as calculated based on the NAV Fee Basis Amount for such Business Day; and

Exhibit 4.1

7. Subtract the U.S. Dollar amount of any SUI payable as part of the Sponsor's Staking Fee that accrues for such Business Day.

Notwithstanding the foregoing, (ii) in the event that the Sponsor determines that the methodology used to determine the Reference Rate Price is not an appropriate basis for valuation of the Trust’s SUI, the Sponsor shall use an alternative methodology as set forth in the Trust’s Memorandum and (iii) in the event that the Trust holds any Incidental Rights and/or IR Virtual Currency, the Sponsor may, at its discretion, include the value of such Incidental Rights and/or IR Virtual Currency in the determination of the Trust’s NAV, provided that the Sponsor has determined in good faith a method for assigning an objective value to such Incidental Rights and/or IR Virtual Currency.

(d) Section 13.11 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 13.11 Integration. This Trust Agreement, Amendment No. 1 and Amendment No. 2 thereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

ARTICLE II MISCELLANEOUS

SECTION 2.1 Governing Law. The validity and construction of this Amendment shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

SECTION 2.2 Provisions In Conflict With Law or Regulations.

(a) The provisions of this Amendment are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Amendment, even without any amendment of this Amendment pursuant to this Amendment; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Amendment or the Trust Agreement, or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b) If any provision of this Amendment shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Amendment in any jurisdiction.

SECTION 2.3 Construction. In this Amendment, unless the context otherwise

Exhibit 4.1

requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Amendment.

SECTION 2.4 Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 2.5 Defined Terms. For purposes of this Amendment, any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Trust Agreement.

[Signature Page Follows]

Exhibit 4.1

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 2 to the Second Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

CSC DELAWARE TRUST COMPANY, as Trustee

By: /s/ James Grier

Name: James Grier

Title: Vice President

GRAYSCALE INVESTMENTS SPONSORS, LLC, as Sponsor

By: /s/ Craig Salm

Name: Craig Salm

Title: Chief Legal Officer

Exhibit 4.1

[Signature Page to Amendment No. 2 to Second Amended and Restated Trust Agreement]